FOR IMMEDIATE RELEASE

March 10, 2009

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 10, 2009........UMH Properties, Inc. (NYSE Alternext US:UMH) reported net income of $1,527,000 or $0.14 a share for the year ended December 31, 2008, as compared to $2,633,000 or $0.25 a share for the year ended December 31, 2007.

A summary of significant financial information for the years ended December 31, 2008 and 2007, and for the quarters ended December 31, 2008 and 2007, is as follows:

        For the Years Ended December 31,

	2008	2007

Total Revenues	$36,656,000	$38,841,000
Total Expenses	$35,144,000	$36,307,000
Net Income	$1,527,000	$2,633,000
Net Income per Share	$.14	$.25
FFO (1)	$5,585,000	$6,192,000
FFO per Share (1)	$.51	$.59
Weighted Average Shares Outstanding	10,877,000	10,535,000

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      For the Quarters Ended December 31,

	2008	2007

Total Revenues	$7,642,000	$8,718,000
Total Expenses	$8,506,000	$8,971,000
Net Income	$(880,000)	$(243,000)
Net Income per Share	$(.08)	$(.02)
FFO (1)	$158,000	$710,000
FFO per Share (1)	$.01	$.07
Weighted Average Shares Outstanding	10,975,000	10,689,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/08	12/31/07	12/31/08	12/31/07

Net Income (Loss)	$1,527,000	$2,633,000	($880,000)	($243,000)
(Gain) Loss on Sales of Depreciable Assets	(15,000)	(99,000)	15,000	(10,000)
Depreciation Expense	4,073,000	3,658,000	1,023,000	963,000

FFO	$5,585,000	$6,192,000	$158,000	$710,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2008 and 2007:

	2008	2007

Operating Activities	$8,268,000	$2,767,000
Investing Activities	(11,942,000)	(21,090,000)
Financing Activities	4,235,000	18,540,000

Samuel A. Landy, President, stated, “The core business of UMH is the ownership and operation of our 28 manufactured home communities.  This provides very stable and predictable income streams. Income from community operations increased from $11,364,000 for the year ended December 31, 2007 to $12,459,000, an increase of approximately $1,095,000 or 10%.  Occupancy remained stable at approximately 80%. Due to continued weakness in the equity markets, we recorded a non-cash impairment charge of $2.5 million or $0.23 per share, for investments in securities that have declined in value and were considered other-than-temporarily impaired. During 2007, we recorded a non-cash impairment charge of $1.0 million or $0.09 per share.  As the credit markets begin to function again, more efficient pricing should return to the securities markets.  FFO per share excluding the non-cash impairment charges was $0.74 per share for 2008 versus $0.68 per share for 2007, an increase of 8.8%.  This ‘recurring FFO per share’ demonstrates that the income from the Company’s property operations continues to grow.  At December 31, 2008 the Company had $3 million in cash, $22 million in securities encumbered by $9 million in margin and term loans, and $3 million available on its line of credit.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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